                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated December 11, 1997, is made by and between Impact Systems, Inc., a California corporation (the "Company"), and Kenneth P. Ostrow (the "Executive").


                                     Recital

A. Simultaneously with the execution hereof, Voith Sulzer Paper Technology North America Inc. ("Voith") and the Company are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), which provides in part, that Voith will offer to purchase any and all of the shares of Common Stock of the Company (the "Offer") pursuant to a cash tender offer at the Offer Price (the "Tender Offer"). The date the shares are purchased by Voith in the Tender Offer pursuant to the terms of the Offer (the "Acceptance Date"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement;

B. The Company desires to retain the services of Executive after consumation of the Tender Offer, on the terms and subject to the conditions set forth in this Agreement;

C. Simultaneously with the execution hereof, Executive and Voith are entering into a Noncompetition Agreement (the "Noncompetition Agreement").

        NOW, THEREFORE, in consideration of the foregoing recitals and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

        1.     Effectiveness of Agreement; Employment.

               (a) Effectiveness of Agreement. This Agreement shall become effective as of the Effective Time. In the event that the Merger is not consummated, this Agreement shall be null and void.

               (b) Duties. The Company agrees to employ the Executive as President and Chief Executive Officer, and the Executive agrees to perform such reasonable responsibilities and duties as may be required of him by the Company. The Executive shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote the requisite amount of his business time, attention and energy thereto. Executive shall report directly to the Board of Directors of the Company (the "Board"). The Company acknowledges that Executive may serve on the boards of directors of other companies, public or private, and that Executive may from time to time perform consulting services for other companies, which board memberships and consulting services are not inconsistent with Executive's obligations under the Noncompetition Agreement, provided, that such board memberships and consulting services do not exceed 10% of Executive's business time and do not detract from Executive's primary responsibilities to the Company.

               (c) Term of Employment. Executive's employment shall be for an initial term beginning the Effective Time and ending September 30, 2001.

        2.     Compensation and Benefits.

               (a) Base Compensation. The Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $400,000. The Board of Directors of the Company (the "Board") shall review Executive's salary annually and, in its discretion, increase Executive's salary; provided, however, that the Board shall increase Executive's base salary at least three percent (3%) per year. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices in effect as of the Acceptance Date. The annual compensation specified in this Section 2, together with any increases in such compensation that the Company may, in its sole discretion, grant from time to time, is referred to in this Agreement as "Base Compensation."

               (b) Bonus. Executive shall receive a bonus (the "Bonus") of $650,000 which the Company shall pay at the end of the term of this Agreement. In addition to the Bonus, Executive shall participate in the Incentive Bonus Plan and shall be eligible for a discretionary bonus as determined by the Board.

               (c) Executive Benefits. Executive shall have the benefits, vacation, sick leave, personal leave, expense reimbursement, executive life insurance, health plans, automobile, and club membership in lieu of financial counseling, comparable in value to the benefits provided to Executive by the Company immediately prior to the Acceptance Date, including use of Company's facilities, executive secretarial support, and home office equipment for business use as well as personal use. Executive shall be reimbursed for first class air travel for company business. Notwithstanding the foregoing, Company may, in its sole discretion, amend, modify or terminate any employee benefit plan, fund or arrangement that is provided or made available to all or a significant percentage of Company employees, and the terms and conditions of any such plan, fund or program (including any amendment or modification thereto) shall be applicable to Executive; provided, however, that such amendment, modification or termination shall not reduce in the aggregate the value of Executive's benefits pursuant to this Section.

        3.     Severance Payments.

               (a) Payments upon Involuntary Termination. If the Executive's employment terminates as a result of an Involuntary Termination prior to the end of the term of this Agreement pursuant to Section 1(c), then the Company shall pay Executive within thirty (30) days of Executive's termination (including the Bonus pursuant to Section 2(b)) all amounts Executive is entitled to under this Agreement without discount as if he had continued in the employ of the Company for the remainder of the term of this Agreement. In the event the Company terminates Executive as defined in Section (e)(i) prior to the first anniversary of the Agreement, the Company shall pay, in addition to the other amounts otherwise provided in this Section, (i) an amount sufficient to pay all taxes (including, but not limited to federal and state income taxes and any excise taxes), owed by Executive on such payments described in the preceding sentence above; and (ii) an additional amount sufficient to pay the federal and state income taxes and any excise taxes arising from the payments made by the Company to Executive pursuant to (i) above.

               (b) Health Benefits After Termination. In the event the Executive is entitled to severance benefits pursuant to Section 3(a), then in addition to such severance benefits, the Executive shall receive health, dental and life insurance coverage as provided to Executive immediately prior to the Executive's termination ( the "Company-Paid Coverage"). If such coverage included the Executive's dependents immediately prior to the Executive's termination, such dependents shall also be covered to the extent covered prior to Executive's termination. Company-Paid Coverage shall continue until the earlier of (i) the longer of (A) the term of this agreement pursuant to Section 1(b) or (B) twelve
(12) months following the notice date for the Involuntary Termination, (ii) eighteen (18) months, or (iii) the date the Executive becomes covered under another employer's group health, dental and life insurance plans (to the extent covered under such plans). The Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall begin at the end of such coverage period. In the event Executive's health benefits would terminate eighteen (18) months after termination of Executive's employment, Company shall offer to Executive a bona fide position within the Company from which the Company cannot terminate Executive, until the earlier of (i) the longer of (A) the term of this Agreement, (B) twelve (12) months following the notice date of the Involuntary Termination or (ii) the date Executive becomes covered under another employer's group health, dental and life insurance plans. If Executive elects to accept such offer of employment, such acceptance shall not waive any of Executive's rights under this Agreement or any other agreement with respect to Executive's employment.

               (c) Miscellaneous. In addition, in the event of Executive's termination for any reason, (i) the Company shall pay the Executive any unpaid Base Compensation due for periods prior to the date of Executive's termination;
(ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the date of Executive's termination; (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to termination; and (iv) the Company shall give to Executive all equipment from Executive's home office. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. The Company shall pay for Executive's use of Executive's secretary for the earlier of (A) the term of this Agreement or (B) the date the Executive becomes employed in a comparable position to Executive's duties pursuant to Section 1(b).

               (d) Voluntary Resignation. If the Executive's employment terminates by reason of Executive's voluntary resignation, in addition to the payments provided in Section 3(c), Employee shall be entitled to Company-Paid Coverage until the earlier of (i) three (3) months following the effective date of such voluntary termination, or (ii) the date the Executive becomes covered under another employer's group health, dental or life insurance plan (to the extent covered under such plans).

               (e) Definition of Involuntary Termination. "Involuntary Termination" shall mean: (i) termination by the Company of Executive's employment with the Company other than for Just Cause (as defined below); (ii) a five percent (5%) or greater reduction in Executive's Base Compensation; (iii) a significant reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than salary and bonus) is reduced; (iv) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof; (v) a material reduction in Executive's responsibilities, authority or duties with the Company; (vi) the relocation of Executive's base of employment more than twenty-five (25) miles from Executive's present place of employment; and (vii) the termination of Executive's use of Executive's secretary and Company information services employee for Executive's personal use; provided, that none of the foregoing shall constitute Involuntary Termination to the extent Executive has agreed thereto. Executive shall not waive his rights to assert an Involuntary Termination at any time under the term of this Agreement regardless of when an Involuntary Termination has occurred.

               (f)    Termination for Death or Just Cause.

                      (i) Payment. In the event Executive is terminated for death or Just Cause, Executive shall receive the bonus pursuant to Section 2(b) and in addition: (A) if terminated prior to the first anniversary of this Agreement, the Company shall pay Executive $150,000; (B) if terminated after the first anniversary but prior to the second anniversary of this Agreement, the Company shall pay Executive $100,000; and (C) if terminated thereafter, the Company shall pay Executive $50,000. Following termination of Executive for Just Cause or death, except as otherwise provided in Section 3(c) or Section 3(f), Executive shall be entitled to no other payments or benefits hereunder.

                      (ii) Just Cause. "Just Cause" for termination by Company of Executive's employment shall mean (A) the willful and continued failure by Executive to substantially perform his duties with Company (other than any such failure caused by Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand identifies the manner in which the Board believes that Executive has not substantially performed his duties and sixty
(60) days for Executive to comply with such demand; (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Company or its subsidiaries and affiliates, monetarily or otherwise; or (C) a conviction, pleas of nolo contendere, guilty plea or confession by Executive to an act of fraud, misappropriation or embezzlement, or to a felony.

        4.     Confidential Information.

               (a) Company Information. Executive agrees at all times during the term of Executive's employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company proprietary information, trade secrets or know-how, including, but not limited to, market research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company to whom Executive becomes acquainted during the term of Executive's employment), markets, developments, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

               (b) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

        5. Prior Agreements. Executive represents that Executive has not entered into any agreements, understandings, or arrangements with any person or entity which would be breached by Executive as a result of, or that would in any way preclude or prohibit Executive from entering into this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.

        6. Returning Company Documents. Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive's employment with the Company or otherwise belonging to the Company, its successors or assigns.

        7. Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 7(a):



        If to Company:       Impact Systems, Inc.
                             14600 Winchester Blvd.
                             Los Gatos, CA 95030
                             Attn:  Chief Financial Officer

        If to Executive, at Executive's address in the personnel records of Company.

        8. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the law of California, as applied to agreements entered into, and to be performed entirely in such state, by residents of such state.

        9. Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

        10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        11.    Successors.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

               (b) Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

        12. Entire Agreement. This Agreement, Employee's Confidentiality Agreement and Executive's Noncompetition Agreement with Voith shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in these agreements have been made or entered into by either party with respect to the relevant matter hereof.

        13. Legal Costs. In the event Executive sues to enforce his rights under this Agreement, Company shall pay all of Executive's costs for such litigation.

        14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     IMPACT SYSTEMS, INC.


                                     By: /s/ Kenneth P. Ostrow
                                        ----------------------------------------
                                     Title: President
                                           -------------------------------------

                                     KENNETH P. OSTROW

                                     /s/ Kenneth P. Ostrow
                                     -------------------------------------------
                                    (Signature)



                 [SIGNATURE PAGE OF OSTROW EMPLOYMENT AGREEMENT]